EXHIBIT 99.1

P R E S S R E L E A S E

Flex Announces Chief Financial Officer Transition

Paul Lundstrom joins as CFO, Chris Collier resigns and will serve as senior advisor through the transition

San Jose, Calif., August 7, 2020 – Flex (NASDAQ: FLEX) announced today that Paul R. Lundstrom will join the company as chief financial officer (CFO) on September 1, 2020. Mr. Lundstrom will succeed Chris Collier, who following a successful 25-year career and after serving as Flex’s chief financial officer for the past seven years, is resigning for personal reasons. Mr. Collier will stay on as an employee to support a smooth transition of the CFO position, advise on several key business initiatives and serve as a senior advisor to Revathi Advaithi, chief executive officer (CEO) of Flex for the period commencing on September 1, 2020 through March 31, 2021. Mr. Lundstrom will report directly to Ms. Advaithi and will be based out of the corporate headquarters in San Jose, California.

Mr. Lundstrom’s extensive experience leading finance organizations over the last 20 years in manufacturing and industrial, and strong background in international markets and operating environment, is well aligned with Flex’s needs in its transformational strategy for long-term profitable growth. Most recently, Mr. Lundstrom has served as vice president of Finance and chief financial officer of Aerojet Rocketdyne Holdings, Inc. Previously, he held several Division CFO positions as well as corporate finance roles during his 19 years with United Technologies (UTC). Mr. Lundstrom also brings a strong global perspective, having spent time in Asia where he was the CFO of several divisions within UTC, spanning China, India, Korea, Southeast Asia, Australia, and New Zealand. Mr. Lundstrom holds a Bachelor of Science in Finance from Truman State University. He received his Master of Business Administration from Columbia University in New York, and successfully completed the Certified Public Accountant exam requirements.

“On behalf of everyone at Flex and our Board of Directors, I want to thank Chris for his dedication and strong leadership during his time at Flex,” said Ms. Advaithi. “I appreciated his partnership since I joined as CEO and he has helped to chart our new long-term growth strategy. I wish him and his family the very best.”

Advaithi continued, “Paul brings to Flex a very strong track record of success leading high-performing finance organizations. He will play an important role as we continue our transformation as a company, and I look forward to partnering with him closely in our future success.”

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets. For more information, visit flex.com.

P R E S S R E L E A S E

Contacts

Investors & Analysts

David Rubin

Vice President, Investor Relations

(408) 577-4632

David.Rubin@flex.com

Media & Press

Silvia Gianelli

Senior Director, Corporate Communications

(408) 797-7130

Silvia.Gianelli@flex.com